Exhibit 2.1
                        PLAN OF REORGANIZATION AND MERGER
                               FOR CHANGE OF SITUS
                                    BY WHICH
                             Earth Industries, Inc.
                              (A TEXAS CORPORATION)
                            WILL MERGE WITH AND INTO
                         OnLine Production Services Inc.
                             (A NEVADA CORPORATION)
             FOR THE PURPOSE OF CHANGING THE PLACE OF INCORPORATION


     This Plan of Reorganization is made effective and dated this day of February 18, 1999, by and between the above referenced corporations, sometimes referred to herein as "the Public Company" and "the Private Company", respectively.

A. The Parties to this Agreement

     1. EARTH INDUSTRIES, INC. ("the Public Company") is a Texas Corporation.

     2. ONLINE PRODUCTION SERVICES, LTD. ("the Private Company") is a Nevada Corporation, having been created (or to be created) on behalf of Earth Industries, Inc. for the purpose of changing the place of incorporation from Texas to Nevada.

B. The Capital of the Parties:

     1. The Capital of the Public Company consists of Earth Industries, Inc. shares of common voting stock of $0.001 par value authorized, of which 1,712,000 shares are issued and outstanding.

     2. The Capital of the Private Company consisted of shares of common voting stock of $0.001 par value authorized, of which no shares have been or are issued or outstanding.

C. The Decision to Reorganize to Change Situs:

     The Parties have resolved, accordingly, to merge and relocated the place of incorporation, by means of the following reorganization, by which the Public Company will merge with and into the Private Company move to Nevada.

                            I. Plan of Reorganization

A. Change of Situs: The Public Company (Texas) and the Private Company (Nevada) are hereby reorganized for the sole and singular purpose of changing the place of incorporation of Earth Industries, Inc.; such that immediately following the Reorganization the Texas Public Company will move to Nevada.

     1. THE PUBLIC COMPANY: Earth Industries, Inc. of Texas will merge with and into and


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thereafter be OnLine Production Services Inc. of Nevada. The Public Company will retain its corporate personality and status, and will continue its corporate existence uninterrupted, in and through, and only in and through the Nevada Corporation.

     2. Conversion of Outstanding Shares: Forthwith upon the effective date hereof, each and every one share of stock of the Public Texas Company shall be converted to one share of the Nevada Company. Any such holders of shares may surrender them to the transfer agent for common stock of the Public Texas Company, which transfer agent shall remain and continue as transfer agent for the Nevada Company.

     3. EFFECTIVE DATE: This Plan of Reorganization shall become effective immediately upon approval and adoption by Corporate parties hereto, in the manner provided by the law of its place of incorporation and its constituent corporate documents, the time of such effectiveness being called the effective date hereof.

     4. SURVIVING CORPORATIONS: The Nevada Company shall survive the Reorganization after Reorganization, with the operational history of the Texas Company before the Reorganization, and with the management, duties and relationships to its shareholders unchanged by the Reorganization and with all of its property and with its shareholder list unchanged.

     5. FURTHER ASSURANCE, GOOD FAITH AND FAIR DEALING: The Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant hereby to deal fairly and good faith with each other and each others shareholders.

     THIS REORGANIZATION AGREEMENT is executed on ehalf of each Company by its duly authorized representatives, and attested to, pursuant to the laws of its respective place of incorporation and in accordance with its constituent documents.


Earth Industries, Inc.                    OnLine Production Services Inc.
(a Texas corporation)                     (a Nevada corporation)

by                                        by

Kirt W. James                             Kirt W. James PRESIDENT,
                                          SOLE DIRECTORPRESIDENT, SOLE DIRECTOR


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